Thomas E. Helfrich Chief Human Resources Officer Executive Vice President	127 Public Square Cleveland, OH 44114-1306
August 9, 2005

Tel: 216 689-0220
Fax: 216 689-7827
thomas_helfrich@keybank.com
Personal and Confidential
Via Hand Delivery
Mr. Jack Kopnisky
156 Brandywine Drive
Hudson, Ohio 44236
Dear Jack:
This letter agreement (the “Letter Agreement”) confirms the discussions you have had with Tom Helfrich and others concerning your separation from KeyCorp (“KeyCorp”), KeyBank National Association (“KeyBank”), and their affiliates (collectively “Key”). The salary and benefits to be paid to you hereunder are in lieu of all rights and interests you may have relating to your employment and the termination thereof.
1.	Effective on August 12, 2005, and by operation of this Letter Agreement without any further act on your part, you voluntarily resign from your employment with KeyCorp and all officer and other positions you hold at Key. As a former employee you are not entitled to any employee benefits, including, without limitation, continued participation in your pension and 401(k) plans, after your termination date set forth in this paragraph 1, except for the employee rate on your Medical and Dental Plan (as applicable) as specified in paragraph 2 hereof.
2.	In consideration of the non-competition and confidentiality covenants in paragraph 3 and 4 hereof, and as separation pay under this Letter Agreement, you will receive in the aggregate, fifteen (15) months of base salary, less applicable withholding, payable in equal bi-weekly installments under Key’s payroll system, for the period of on or about August 13, 2005 through on or about March 10, 2006. In the case of your new employment outside of Key prior to March 10, 2006, Medical and Dental Plan participation at the employee premium rate will cease, and, if elected, your continued coverage will be at the COBRA Rate for the balance of eighteen (18) months beginning as of August 13, 2005. You will receive COBRA election information from North American Benefits Network at or about the time of your termination of employment. You hereby agree to advise Tom Helfrich or the Chief Human Resources Officer of KeyCorp, in writing, of any new employment opportunity outside of Key at least two (2) weeks prior to your commencement of such new employment. For purposes of this paragraph, other employment outside of Key shall not include

Jack Kopnisky
August 9, 2005

consulting assignments on your own behalf (i.e., as an individual or for a company of which you are the principal owner, but not including consulting assignments for an established consulting firm) as long as such consulting assignments do not provide you with any employer-provided benefits, including, without limitation, a pension, 401(k), or other retirement plan or stock options as a result of any such assignment. For purposes of this Letter Agreement, Key’s determination that you have secured employment outside of Key shall be final and conclusive. Notwithstanding anything to the contrary in this Letter Agreement, KeyCorp’s obligations to pay you separation pay and other payments and benefits under this Letter Agreement shall cease and you shall forfeit all rights thereto upon the occurrence of any material breach by you of any of your obligations under this Letter Agreement or that you otherwise have to Key during or following your employment, including, without limitation, (i) your obligation to cooperate with Key in connection with any reasonable review of your previous assignments and responsibilities and (ii) your obligations regarding preservation of Key’s trade secrets, non-public information, and intellectual property, non-contact and non-hiring, respectively, of Key’s customers and employees, and the restrictive covenants set forth in paragraphs 3, 4 and 5 hereof.
3.	You agree that you shall not at any time, directly or indirectly, without written authorization from Key, make use of or disclose to any person or entity any confidential business-related, proprietary, or secret information, confidential knowledge, trade secrets, or other confidential data not in the public domain related to the business, products, services, employees, or practices of Key that you have acquired during your employment with Key, whether prepared by you or another. You further agree that the confidential character and proprietary nature of any of the foregoing information does not become any less confidential or proprietary to Key because you may commit some of the information to your memory or because you may maintain some of this information outside of Key’s offices. You further agree to promptly return to Key all I.D. Cards, company credit cards, computers, BlackBerry, files, disks, workpapers, customer, vendor, and employee records, and any other property belonging to Key that is in your possession or control as of your termination date.
4.	(a) From the date hereof through November 12, 2006, you will not, directly or indirectly, engage in any Competitive Activity, as defined in this subparagraph (a), in the State of Ohio, except on behalf of Key, without the written consent of Key, which consent Key may grant or withhold in its absolute discretion. As used herein, “Competitive Activity” means (i) commencing or engaging in any business or business activity for a Financial Services Company as defined below; (ii) serving as a director, advisory director, officer, member, partner, or employee of a Financial Services Company as defined below; or (iii) serving as a consultant or advisor, or otherwise rendering services of a consultative or advisory nature to a Financial Services Company as defined below. As used herein, “Financial Services Company” means a bank, bank holding company, financial holding

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August 9, 2005

company, trust company, savings and loan association, building and loan association, credit union, leasing company, real estate company, investment company, insurance company or agency, investment banking company, investment advisor company, securities or brokerage company, or any other similar financial services companies; provided, however, that this restriction on Competitive Activity shall not prevent you from serving as a director or trustee of a non-profit corporation that is not affiliated with a Financial Services Company.
(b) In the event a court of competent jurisdiction determines that any of the limitations contained in subparagraph (a) above are excessive because of duration or scope, the provisions thereof shall not be void but, with respect to such limitations on duration or scope held to be excessive, they shall be modified to incorporate the maximum limitations such court will permit, not exceeding the limitations contained therein. In the event you engage in any activity in violation of subparagraph (a) above, you agree that Key shall be entitled to injunctive, equitable, and/or other relief. If Key commences an action to enforce any of such provisions against you, Key and you agree that the prevailing party in any such action shall be entitled to its or his reasonable attorneys’ fees.
5.	You hereby acknowledge the enforceability of the restrictions set forth in the (i) Acceptance of Grant Agreement in the KeyCorp Award of Restricted Stock and Cash Performance Shares dated February 19, 2004, and signed by you on May 17, 2004 (the “2004 Restricted Stock Grant”) and the (ii) Acceptance of Restricted Stock Award in the KeyCorp Award of Restricted Stock dated January 16, 2003, and signed by you on February 6, 2003 (the “2003 Restricted Stock Grant”), copies of which are in Attachments A and B hereof.
6.	As of August 12, 2005, you shall forfeit all right, title, and interest you may have in an Agreement, dated September 16, 2004, by and between you and KeyCorp respecting a Change of Control of KeyCorp (the “COC Agreement”), rendering the COC Agreement terminated and null and void. You further acknowledge that all previous agreements, between you and KeyCorp or its predecessors, if applicable, respecting a Change of Control of KeyCorp or its predecessors prior to the COC Agreement are, as of the date hereof, terminated and null and void.

7.	As incentive compensation for the period January 1, 2005 — August 12, 2005, you will be awarded one-half (1/2) of your target award under the KeyCorp Annual Incentive Plan (the “STIC Plan”), payable on or about March 10, 2006. Thereafter, you will receive no further award under the STIC Plan.
8.	For purposes of the KeyCorp Automatic Deferral Plan (“ADP”) only, Key will deem your termination of employment as a “Termination Under Limited Circumstances” under ADP, thereby vesting you in all Participant Deferrals and Corporate Contributions credited to your Plan Account with all earnings, gains, and losses thereon as of your date of termination. Any amount in your ADP account that is subject to a holdback period under Section 409A of the Internal

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August 9, 2005

Revenue Code (see paragraph 13 hereof) will be distributed to you under Key’s normal ADP distribution schedule in April 2006, April 2007, and April 2008.
9.	In respect of the Time Lapse Restricted Shares of your 2003 Restricted Stock Grant, Key will pay to you on or about August 12, 2005 the value of such Time Lapse Restricted Shares based on an average of the high and low prices for KeyCorp stock on July 29, 2005, less applicable withholding. All your restricted stock grants, including your 2003 Restricted Stock Grant, the Performance Accelerated Restricted Shares, and your entire 2004 Restricted Stock Grant will not vest and, therefore, are hereby forfeited.

10.	You may exercise your vested and exercisable stock options in conformity with the plans under which they were issued; note that for purposes of such plans your termination date is August 12, 2005. A listing of your options that will be vested as of July 31, 2005 has been provided to you previously. You will have six (6) months from your termination date to exercise your vested and exercisable stock options. You will not be granted any stock options or restricted stock in 2005.

11.	For your unvested balances under Key’s pension plans, Key agrees to pay you the value of such unvested amounts as of your termination date, less applicable withholding, within 30 days of your date of termination. You will be vested in the KeyCorp Deferred Compensation Plan, with the lump sum component paid and the 60 quarterly installments commencing in October 2005. Further, on your termination date, you will be vested in the KeyCorp 401(k) Savings Plan, Excess 401(k) Savings Plan and Second Excess 401(k) Savings Plan. Any amounts under those plans that are subject to a holdback period under Section 409A of the Internal Revenue Code (see paragraph 13 hereof) will be distributed to you under applicable Plan requirements in or about mid-February 2006.

12.	You will be eligible to receive executive outplacement services from a KeyCorp preferred provider, at Key’s expense, for up to six (6) months. For particulars, please contact Tom Helfrich.

13.	The compensation and benefits provided to you hereunder reflect Key’s good faith compliance with the recently enacted Section 409A of the Internal Revenue Code (the “Code”) and IRS Notice 2005-1. To the extent applicable, this Letter Agreement is intended to comply with the provisions of Section 409A of the Code. Accordingly, this Letter Agreement shall be administered in a manner consistent with this intent, and any provision that would cause the Letter Agreement to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by Key without your consent). In particular, to the extent that you become entitled to receive payment subject to Section 409A upon an event that does not constitute a permitted distribution event under

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August 9, 2005

Section 409A(a)(2) of the Code, then notwithstanding anything to the contrary in this Letter Agreement, payment will be made to you on the earlier of (i) your “separation from service” with Key (determined in accordance with Section 409A); provided, however, that if you are a “specified employee” (within the meaning of Section 409A), your date of payment shall be made on the date which is 6 months after the date of your separation from service with Key or (ii) your death.
14.	For the tax year 2005, Key will reimburse you for your income tax preparation services upon the same basis as is available to similar Key executives at that time.

15.	In consideration of KeyCorp entering into this Letter Agreement and providing the payments and benefits enumerated above, and except for (i) the arrangements specified herein and (ii) any insurance or indemnification rights you possess, you, for yourself and your heirs, legal representatives, and assigns, release, acquit, and forever discharge KeyCorp and its affiliates and subsidiaries and their former and current representatives, employees, officers, directors, predecessors-in-interest, successors, and assigns, jointly and severally, from any and all liabilities, attorneys’ fees, obligations, duties, undertakings, agreements, contracts, compensation, incentive compensation, separation pay, severance, employee benefits, plans, policies, practices, claims, demands, damages, proceedings, actions, and causes of action of every kind, nature, and character, which you have had, now have, or may have in the future for events occurring to the date hereof, whether known or unknown, suspected or unsuspected, that are by reason of, or in any manner whatsoever connected with, or growing out of, your employment relationship with KeyCorp or its affiliates, subsidiaries, or predecessors-in-interest, or the termination of those employment relationships, including, without limitation, any alleged tortious, wrongful, unlawful, or improper act or conduct or any discriminatory events, acts, patterns, or practices based on age (including the Age Discrimination in Employment Act, 29 U.S.C. 621, et seq.), religion, creed, sex, sexual orientation, national origin, ancestry, disability, handicap, veteran status, marital status, race, or color, or the continuing or future effects thereof, or the KeyCorp Separation Pay Plan, or any alleged violation or breach of any express, implied, or implied-in-law contract, agreement, promise, or duty. Notwithstanding anything to the contrary in this paragraph, nothing herein shall prohibit you from filing a charge or complaint with or from participation in any investigation or proceeding of the U.S. Equal Employment Opportunity Commission or the applicable State or Local Fair Employment Practices Agency; however, you agree that you will not be entitled to any further monetary compensation from Key in addition to that which is provided for under this Letter Agreement.

16.	This Letter Agreement represents the complete agreement between the parties hereto and supersedes all prior or contemporaneous oral or written understandings on the subjects contained herein. No one relies on any

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August 9, 2005

representations, oral or written, on the effect, enforceability, or meaning of this Letter Agreement, except as is specifically set forth in this Letter Agreement. This Letter Agreement can only be modified or waived, in whole or in part, by a writing signed by all of the parties hereto. A facsimile or electronic communication of this Letter Agreement and a facsimile or electronic signature of a party shall be treated in all respects as an original document and counterparts of this Letter Agreement may be executed separately and taken together will be treated as one complete original document. This Letter Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, affiliates, successors, and assigns.
If the foregoing is acceptable, please sign and date this Letter Agreement and the OWPA Statement which is incorporated herein.
We are sorry we had to make this letter so “legalistic” sounding. We truly wish you and your family all the best and we thank you for your many contributions to Key.

Sincerely, KEYCORP
By:	/s/ Thomas E. Helfrich
Thomas E. Helfrich
Executive Vice President

AGREED TO this 9th day of August, 2005
     /s/ Jack Kopnisky
Jack Kopnisky

Jack Kopnisky
August 9, 2005

Statement
Your Rights Under the Older Workers Benefit Protection Act
This Letter Agreement contains a waiver of your rights and claims under the Age Discrimination in Employment Act of 1967 (“ADEA”). Your waiver must be knowing and voluntary, which means, as a minimum, that you understand that:
a)	the waiver is part of an agreement between you and your employer which is written so that you understand it;

b)	the waiver specifically refers to rights or claims under ADEA;
c)	you do not waive any rights or claims that may arise after this Letter Agreement is executed by you;
d)	your waiver is in exchange for consideration that is more valuable than what you are already entitled to;

e)	you are advised to consult with an attorney prior to executing this Letter Agreement;
f)	you have at least 21 days after receipt of this Letter Agreement to decide whether to execute it; and
g)	you have 7 days after you execute this Letter Agreement to revoke it, and this Letter Agreement will not be effective or enforceable until this 7-day period has expired.
You acknowledge that you have been given at least 21 days to review and consider the Letter Agreement and, if you sign it before 21 days has passed, you do so of your own free choice. You understand that any changes made to this document will not restart this 21-day period.
You further acknowledge that (1) you understand the above points, and therefore, your waiver is knowing and voluntary and (2) if you receive any sum under this Letter Agreement and later revoke it, that you must repay Key for all sums received by you under this Letter Agreement.

Date August 9, 2005	/s/ Jack Kopnisky
Jack Kopnisky